Exhibit 99.1

SCIO DIAMOND TECHNOLOGY CORPORATION

Investor Call Transcript
July 17, 2014
2:00 p.m. EST

Operator:
Welcome to Scio Diamond Technology Corporation’s conference call. This call is being recorded and has been made accessible to investors in accordance with the SEC’s Regulation FD.  The call will be archived for 12 months on the investor relations page at www.sciodiamond.com/investors-news.

Those participating today will be shareholders of the company. At this time, all participants are in a listen-only mode. Then we will hold a question and answer session and instructions will follow at that time.

At this time, the call will be turned over to Bernard M. McPheely, Director of Scio, for opening remarks. Mr. McPheely?
Bernard M. McPheely, Director and Chairman of Scio Diamond Technology Corporation:
Thank you, and hello everyone. On behalf of Scio Diamond Technology Corporation, I would like to welcome everyone to this call this afternoon.  My name is Bern McPheely and I am the chairman of board.  Joining me today is our management member Jerry McGuire, a Director of the Company and our President and Chief Executive Officer.

As noted in our 8-K announcing this call, I would like to remind you that as we proceed, our remarks today will contain forward-looking statements that are subject to certain risks and uncertainties that could cause the company’s actual future results to materially differ from those discussed. These risks and uncertainties include, but are not limited to, those which are contained in Scio’s filings with the SEC.

Following our prepared remarks, we’ll be happy to open the line and take your questions.  If you would like, you are welcome to email questions to anicholls@sciodiamond.com, and again, we will do our best to address your questions at the end of the call.

As you are probably aware, the Company has not had a shareholder meeting for several years.  We intend to schedule a meeting of the shareholders as soon as practicable following the filing of the Company’s most recent 10-K.  It is not clear exactly how long it will take to convene a shareholders meeting, and so we felt it was important to schedule this call to give shareholders an opportunity to receive some information regarding the status of the company, particularly following the recent transitions in the board and management. It is our intention to have a quarterly call, once the financial information is public.

Before we begin, I need to make clear that there are a few topics that we are unable to address or discuss on this call.

First, as many of you know, I was a member of a shareholder group called “Save Scio” that formed in an effort to effect a change in the control of the board.  On June 23, 2014, Save Scio, the Company, the former Board and others entered into a settlement whereby the members of the former Board resigned and the current Board was put into place.  Under the terms of the settlement agreement, we are not at liberty to discuss historical issues associated with the former Board, and so thank you for your courtesy in refraining from inquiring into such issues.

Second, the Company is working hard to finalize its 10-K for the period ending June 30, 2014.  Until that work is completed and the 10-K is formally issued, we are unable to comment regarding the details of the 10-K, including information concerning earnings or other financial details.

Notwithstanding our inability to discuss these topics, we still believe that it is valuable to have this call to provide investors with an opportunity to obtain some information regarding the Company’s status as well as the perspective of the Board and management going forward.

There are several issues that I would like to address before turning this call over to Jerry, including the current board and management.

Following the recent settlement, a new board was constituted which was comprised of myself, Bruce Likly, James Korn, Ben Wolkowitz, Lewis Smoak and Karl Leaverton.  The backgrounds and bios of the directors has been disclosed in the company’s recent SEC filings, and I will not repeat them here today.  But, I will say that I believe Scio shareholders will be proud of the people that have agreed to serve on the new board.  The board is experienced and I believe will give excellent guidance in helping Scio reach its potential.  While only in place for a little over two weeks, the board is already fully engaged and providing required direction.

In addition, the board has appointed Gerald McGuire as President and CEO and a director of the Company.  Jerry has an excellent background from the semiconductor industry which correlates well to Scio's manufacturing processes.  He has managerial experience in startups as well as high margin and high revenue businesses.  Jerry has quickly learned the diamond manufacturing process and will be speaking shortly.

Michael McMahon our past CEO is no longer with the company.  Mike worked tirelessly to help get us to where we are today and without Mike's contributions the company would not be where it is today.  We all owe Mike a big thank you.

Jonathan Pfohl has returned to perform the CFO functions and is working to ensure that the company meets compliance guidelines.
We have a talented and dedicated staff that as Jerry states "knows how to make diamonds."

I have been in my position for less than one month but I believe there is a valid and successful business here.  Ours will be a disruptive technology and provide opportunities to our customers that have not been dreamt before.

I would now like to turn this over to Jerry McGuire, the company’s President and CEO, to provide you with an update regarding the business.
Gerald McGuire, President and Chief Executive Officer:
Thanks Bern,

As Bern mentioned, I have been focused on taking advanced technologies to market for the majority of my career.  I have spent a great deal of time working to understand markets and customers, and to be able to meet or exceed our customers’ expectations – on products, on delivery, on quality.  At Analog Devices, I gained experience on selecting markets and commercializing technology to serve those markets.  At Fairchild Semiconductor, I gained experience in high volume mass production.  The Scio CVD process is a process that is very technical and requires a technical understanding and a manufacturing mindset.  I hope to bring that as well as commercial experience to bring this technology into the mainstream market.

As I am sure that many of you know, our proprietary CVD process is a disruptive and innovative technology.   This process is protected by patents and requires a large amount of knowhow, and runs on proprietary equipment.  At the core, our goal is to become the industry leader in lab grown diamonds to the gem and industrial markets.

We have work to do, but we are in a very strong position. To date we have:
● demonstrated the ability to grow gem quality diamonds
● demonstrated the ability to grow and supply demanding industrial cutting equipment suppliers
● demonstrated that customers will buy what we make, and know that there is a 15B market in rough diamonds that we can participate in.

I am focusing the team on the commercialization of our existing technologies, and with some manufacturing thinking and discipline, believe that we can achieve consistent output.  We believe that on our existing equipment we can achieve break even in a 6 to 9 month period.  Beyond that, we have plans to increase the chamber size of our equipment from 3 to 4 inch chambers effectively doubling our capacity with the potential for a substantial increase in revenues and addition to the bottom line.

From a market point of view, our near term focus is to deliver to the gem market.  We have established some relationships in this market, and have traction to grow relationships.  In the intermediate term, I am interested in reestablishing customer relationships in the industrial market.

As time passes, I look forward to providing more information in forums like this and in other ways.
At this point, I’ll ask Bern for his closing comments…
Bern McPheely:
Thank you for all for participating on this call.  At this point, we would like to open the line up to questions.  Please be mindful of our limitations, but we will do our best to answer any questions to the best of our ability.  Before asking any question, please state your name clearly for everyone to hear.  Are there any questions out there at this time?

[Open question period which was not scripted.]

Q (Rob Brace):	Can you update us on the status of the joint venture in China? I’m hoping for an update on the Joint Venture in China.
A (Bern McPheely):
For the joint venture it’s going, we are in the discussion and development stage and we will be talking more about that as we go forward.  We don’t have…there isn’t much we can say about that right now—we’re trying to understand all the particulars about it so as we get to the annual meeting it will be fully defined.  We’ll go forward from there.

Q (Sheila Skog):	I’m wondering when we will be able to see a profit from our stock investments.
A (Bern McPheely):
Okay.  You know, we’ll be talking about some forward things getting into the financial side.  Jerry did say in his comments that we are hoping to break even in the next 6-8 months, and with all the work we are putting in and from the business plan we’re putting together I feel very comfortable about that.

Q (Peter Lawless):	Who is your lead technical expertise on your team that is going to allow the company to grow the quality diamonds we are looking for?
A (Jerry McGuire):
Hi Peter, this is Jerry.  We have a team here of folks some of whom go back to the Apollo days and some that have joined us more recently than that so you’ll see on our website we have identified Chuck Wario SP? as one of our technical contributors but to be quite honest there are several others as well.

Q (Peter Lawless):	Thank you for sharing that; I’m familiar with Chuck.
A (Jerry McGuire):
Right but in addition to Chuck and his expertise we have some experts in material science as well as solid state chemistry and folks that are involved in lasers and who know to handle all the different pieces of the manufacturing process here.

Q (Jim Carroll):
I guess I’m directing the question to Jerry.  I got on the call late so I don’t know if this is allowed to be talked about but can you talk a little about what you feel this company can consistently produce as far as diamond quality, that is, multiple and profitable for the company?

A (Jerry McGuire):
Yeah, so the company has got, as you well know, Jim, a long history in these recipes dating back to the Apollo days and we’ve got recipes that allow us to grow stones toward the white end of the spectrum and we’ve got other recipes that we can grow reliable that target the industrial core with post-processing and get us into some of the fancy colors.  So all the spectrum of recipes we have we are focusing down on the ones that have run the most reliably and are working with those in moving them from a proof of concept phase really into a manufacturing phase so that’s what we’re working on now, Jim.

Q (Jim Carroll):
Okay I want to follow up with additional questions and if you’re not comfortable answering them I understand.  Can you talk about the process in general what type of growth you experience such as that?  I understand it’s in a general sense of what the results of that is if you can talk about the gross margins anticipated.  I don’t know what you can discuss and what you can’t but I’m curious about that.

A (Jerry McGuire):
Okay Jim, you know, the way we opened up the call you know the intent of the call today is really an introduction to Bern and myself and a brief update on the business.  We’re working very diligently to get the 10-K done.  Once that’s done I think we can get into conversations about margin and that sort of thing.  But between now and then we’re not going to comment on that.  As you take a look at the equipment and you know the manufacturing, we’ve got installed line here with multiple machines that are running with 3-inch chambers so my goal is to get the existing line humming and in a manufacturing routine a consistency of flow and then after that we’ve got a short term plan to double the capacity to move the chambers to 4 inch.  That’s about the limit of what I’m comfortable talking about right at the moment Jim.

Q (Jim Carroll):	Okay, that’s fine.
Q (Don Doering):	What can you tell us about the China contract?
A (Bern McPheely):	Hey Don, I just mentioned a few minutes ago the first question we are learning all about the ins and outs of that and we’ll be ready to comment that during the annual meeting.
Q (Don Doering):	Okay, okay, thank you.
Q (Michelle Graff):	You said that Gerald Maguire is the president and CEO, correct?
A (Bern McPheely):	Jerry Maguire, correct.
Q (Michelle Graff):
I thought I had seen something online or several reports actually that he is interim or is he permanent now.  I had thought I had seen something online that he had resigned.  Is that inaccurate? Did something happen there?

A (Bern McPheely):
You know there were a lot of things that happened at the transition from the old board to the new board and Jerry was part of the old, was CEO during the old board and then he was decided by the new board to come back as the president and CEO.  So you are correct in both cases.

Q (Michelle Graff):	So he did resign for how long and then he’s been reappointed?
A (Bern McPheely):
The old board had chosen him and the new board asked him to come back and he agreed to be part of that.  Jerry’s the one who has been talking about the business in addition to me.  This is Bern McPheely and Jerry has been the other person talking.

Q (Michelle Graff):	Can you give me an idea, was it like a week he was interim CEO then he wasn’t then he is again?
A (Jerry McGuire):	Yes, it was about a week.
Q (Michelle Graff):	So what I just said is accurate. That you were interim CEO then you weren’t and now you are again and are you interim or permanent?
A (Jerry McGuire):	Permanent and a member of the board.
Q (Michelle Graff):	Okay wonderful, I just wanted to understand that. Thank you so much.
Q (Neil Kane):
I have a related question.  Until this call today was announced which I noticed on your website a few days ago, I was unaware of the travails of your company over the last couple of months.  So can you provide a context unless this has been documented somewhere in which case if you can point me to that it would be great but what’s the context for this sort of distress and the takeover and the change of the board?  Can you kind of explain what has happened and how you got to where you are now?

A (Bern McPheely):
No we can’t.  Just the terms of the settlement and the way we’re going forward.  We aren’t talking about the past.  We’ve got a great plan going forward we feel and what’s public is public but we’re moving on from here.

Q (Unidentified caller):	Why did you take over the company?
Q (Roger Headrick):	Can you say anything about near-term financing plans?
A (Bern McPheely):	That’s one of the things we can’t do until the 10K is filed.
Q (Roger Headrick):	What is the schedule for filing the 10K?
A (Bern McPheely):	As soon as we possibly can.
Q (Roger Headrick):	Like next week?
A (Bern McPheely):
As soon as we possibly can.  We’ve only had a couple of weeks here with the new group and we’re working diligently.  Jonathan and Jerry are putting everything there but we hope it can be in the very, very short term.

Q (Ryan Ashley):	Hi, Bern. Question. I see that Jerry has joined the board. Are you one of the two Adams Monahan board appointees?
A (Bern McPheely):	No, Jerry was elected by the board.
Q (Ryan Ashley):	Okay but he was also hired by old management before the new board, correct?
A (Bern McPheely):	Correct. We are, the entire board voted unanimously on Jerry coming into the company. We are very pleased on how he’s taken opportunity going forward.
Q (Ryan Ashley):	Great. Welcome Jerry.
A (Bern McPheely):	Thank you very much. Other questions?

Q (Larry Zipkin):	Are there any plans to register the old Apollo shares?
A (Bern McPheely):	I’m not sure, we’ll answer…we’ll figure that out later. Just don’t know the answer to that one.
Q (Larry Zipkin):	And one follow up there was a note that was due in June with the Platinum Group, can you comment on what happened to that?
A (Bern McPheely):	No, we aren’t allowed to make any financial comments at this time. That will all be clear when we do the 10K.
Q (Larry Zipkin):	Thank you.
A (Bern McPheely):	Other questions?
Q (Unidentified caller):	No, I got a statement. Good luck – make us some money; will you?
A (Bern McPheely):	We are all in that same boat and I really hope everyone that you’re happy with these calls.

Bern McPheely:
Well, we appreciate everybody’s interest and staying power on the call, so if you have any further questions as always give us a call, we will be available to answer your questions. Thank you very much.

Operator:	Thank you, this concludes the Scio Diamond Technology Corporation call. Once again, this call will be archived for 12 months on the investor relations page at www.sciodiamond.com/investors-news.

END